Exhibit 99.2

QUANTITATIVE DIGITAL PATHOLOGY AND IMAGING METHODS DEMONSTRATE THE CONSISTENT REDUCTION OF LIVER FAT BURDEN IN PATIENTS TREATED WITH LPCN 1144

Li Chen1, Benjamin J Bruno2, Nachiappan Chidambaram2, Cynthia Behling3, Mathieu M Petitjean1 and Arun J. Sanyal4, (1)Pharmanest Inc, (2)Lipocine Inc., (3)Pediatrics, University of California, San Diego, (4)Division of Gastroenterology, Hepatology and Nutrition, Virginia Commonwealth University

Background: LPCN 1144 is an oral prodrug of bioidentical testosterone developed as a treatment for pre-cirrhotic non-alcoholic steatohepatitis (NASH) and recently completed the 36 week, blinded, placebo-controlled, paired-biopsy, LiFT Phase 2 clinical study in men with biopsy-confirmed NASH (NCT04134091). This post-hoc analysis compared FibroNest digital pathology methods for liver fat with imaging-based and NASH-CRN histological categorical stages to optimize the design of a registration study.

Methods: Eligible men (N=44, 50 years of age in average, 36.0kg/m2 Mean BMI) with NASH diagnosed by histologic assessment of liver biopsy according to NASH CRN criteria and stage 1-3 fibrosis. During the 36-week double-blind treatment period, patient received 142mg eq. T (testosterone) (treatment A), 142 mg eq. T + 238 mg d-alpha tocopherol (treatment B) or placebo twice daily. Most patients underwent imaging resulting in Mean Proton Density Fat Fraction (MRI-PDFF) measurements. Formalin-fixed, paraffin embedded sections of the liver biopsies were stained with Masson Trichrome and imaged at 20X. Quantitative image analysis was performed to measure the non-fibrotic/scar parenchymal tissue macro-steatosis fat area ratio (A%). Blinded pathologists staged each image per NASH CRN Steatosis criteria.

Results: Groups sizes ranged from 13 to 15 patient per group. Digital Pathology (A%) strongly corelated with MRI-PDFF (R2=0.9434) and histologic stages (Fig. A). While sampling the liver at different scales, the two digital imaging methods (MRI-PDFF and Digital Pathology by FibroNest) agreed to demonstrate a strong antisteatotic effect of the treatments (Mean Change from Baseline, Fig. B). Responders were identified with a relative reduction from baseline of PDFF and A% of >= 30%, and with a 1-unit reduction for the histological S-stage. The three perspectives identified comparable level of responses (Fig. C)

Conclusion: LPCN 1144, both alone and in combination with d-alpha tocopherol, demonstrates a strong antisteatotic effect. Digital Pathology and Imaging methods for the assessment of these effects provides robust support of the pathologist-based results.